Exhibit 16.1

October 11, 2024

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC

20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated October 9, 2024 of The Cannabist Company Holdings Inc. (the “Company”) and are in agreement with the statements contained in paragraphs 2 and 3 therein. We have no basis to agree or disagree with the other statements of the registrant contained therein.

Yours very truly,

/s/ Davidson & Company LLP

DAVIDSON & COMPANY LLP

Chartered Professional Accountants